Exhibit 10.36

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This Intellectual Property Purchase Agreement (this “Agreement”) is made and entered into on the 25th day of March 2015, to be effective as of December 1, 2014 (the “Effective Date”), by and among Jerry Swinford, an individual (the “Seller”), and Coil Tubing Technology, Inc., a Nevada corporation (the “Purchaser”), each a “Party” and collectively the “Parties.”

W I T N E S S E T H:

WHEREAS, on or around November 30, 2010, the Purchaser and the Seller entered into an Intellectual Property Purchase Agreement (the “Original IP Purchase Agreement”), pursuant to which the Seller sold and the Purchaser purchased, certain patents, pending patents and associated rights then owned by the Seller, described in greater detail on Exhibit A hereto (the “Original Assets”) in consideration for $1.2 million payable in cash and pursuant to the terms of two secured notes, of which $90,739 remains outstanding as of the date of this Agreement;

WHEREAS, on or around November 30, 2010, Seller entered into an Executive Employment Agreement (the “Employment Agreement”) with the Purchaser pursuant to which Seller agreed to serve as the Chief Executive Officer and President of the Purchaser, provided that since that date the Employment Agreement has been amended several times, and the Seller currently serves as the Executive Vice President of the Purchaser;

WHEREAS, in connection with the Parties’ entry into the Original IP Purchase Agreement, and on or around November 30, 2010, Seller entered into an At-Will Employment, Non-Competition, Confidential Information, Invention Assignment And Arbitration Agreement (the “At-Will Agreement”), pursuant to which, among other things, Seller agreed that all future inventions and intellectual property created by Seller during Seller’s employment with the Purchaser (the “Future Intellectual Property”) would become the property of the Purchaser for no additional consideration;

WHEREAS, on or around January 18, 2012, but effective on November 30, 2010, in connection with and in furtherance of the Original IP Purchase Agreement, Seller and Purchaser entered into an Intellectual Property Assignment Agreement (the “Property Assignment Agreement”), pursuant to which Seller assigned Purchaser all rights and interest he had in the Original Assets, and certain other intellectual property described therein and set forth in greater detail on Exhibit B attached hereto (collectively with the Original Assets, the “Original Intellectual Property”);

WHEREAS, the Original IP Purchase Agreement, Property Assignment Agreement and At-Will Agreement (collectively, the “Original Agreements”), did not correctly set forth the intended terms and conditions relating to the acquisition by the Purchaser from the Seller of the Original Intellectual Property and Future Intellectual Property and/or the original understanding of the Parties in connection therewith;

WHEREAS, notwithstanding the terms and conditions of the Original Agreements, the Parties intended at the time of their entry into the Original Agreements, that in-process and non-commercialized intellectual property and technology owned by Seller at the time of the Parties’ entry into the Original Agreements (the “In-Process Technology”) would be acquired by the Purchaser in the future subsequent to the date of the Original Agreements and for additional consideration, once such intellectual property and technology was fully-developed and commercialized, which the Parties believe has occurred to date;

WHEREAS, the Purchaser has obtained a valuation of the In-Process Technology, which was not intended to be acquired by the Purchaser pursuant to the Original IP Purchase Agreement or At-Will Agreement, which the Purchaser nonetheless has been using in connection with its products and operations, working to commercialize and monetize since the date of the Original Agreements;

WHEREAS, the valuation of such In-Process Technology has been obtained from Doty Scott Enterprises, Inc. (the “Valuation Firm”), which Valuation Firm has valued such In-Process Technology at $3.75 million;

WHEREAS, the Parties desire to enter into this Agreement to amend the terms of the At-Will Agreement, correct the prior misunderstandings set forth in the Original Agreements, and provide for the Seller to sell and the Purchaser to purchase all rights to the In-Process Technology, intellectual property and other assets of the Seller described in greater detail on Exhibit C, attached hereto (the “Assets”) subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties and covenants contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

AMENDMENTS TO ORIGINAL AGREEMENTS

1.1 Modification of At-Will Agreement. Effective as of the Effective Date, the At-Will Agreement is hereby amended and modified to exclude the Assets from the Inventions (as defined therein), which were either (i) sold to the Purchaser as Prior Inventions pursuant to the Original IP Purchase Agreement; or (ii) owned by the Purchaser as Future Intellectual Property and/or in “works made for hire” pursuant to the terms and conditions of the At-Will Agreement. For the sake of clarity and in an abundance of caution, the Parties agree that all rights and ownership of the Assets shall, effective as of the Effective Date, be treated as though they have been held solely by the Seller since the earlier of (a) November 30, 2010; and (b) the date such Asset was created or invented by the Seller, and that the Purchaser has been provided a royalty-free license to use and develop such Assets since such applicable date of use by the Purchaser (the “Asset Carve-out”). Notwithstanding the above, the Parties agree and confirm that because such modifications described in this Section 1.1 are only effective upon the Effective Date, none of the disclosures previously set forth in the Purchaser’s filings with the Securities and Exchange Commission relating to the Assets were incorrect at the time disclosed.

1.2 Modification of other Original Agreements. Without limiting the scope of Section 1.1 above, the Parties agree that the Original Agreements, and any other agreements between the Parties relating to the Assets, shall be deemed amended and updated effective as of the Effective Date, and without any required action by either Party hereto, to affect and reflect the Asset Carve-out and the terms and conditions thereof, such that all Original Agreements, and other agreements entered into between the Parties shall, effective as of the Effective Date, be automatically modified and amended such that the terms thereof, if any, which would otherwise conflict with the terms of the Asset Carve-out, shall be deemed to have been modified to conform to the terms of such Asset Carve-out.

1.3 Original IP Purchase Agreement. Notwithstanding Section 1.1 and 1.2 above, the Parties agree that nothing in this Agreement shall modify or affect the purchase of the Original Intellectual Property by the Purchaser from the Seller pursuant to the terms of the Original IP Purchase Agreement and Property Assignment Agreement, which agreements and the terms and conditions thereof shall remain in full force and effect following the Parties’ entry into this Agreement and the terms and conditions hereof.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1 Sale and Purchase. Subject to the terms and conditions contained herein, and effective on the Effective Date, Seller hereby agrees to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to accept from Seller, all of Seller’s right, title and interest in and to the Assets, as set forth in greater detail on Exhibit C, attached hereto, free and clear of any liens, pledges, security interests, claims or encumbrances of any kind, except for those specifically assumed hereunder. Purchaser shall also assume any and all liabilities, costs, expenses, responsibilities and payments associated with, incurred by Seller in connection or which affect the Assets (the “Assumed Liabilities”), which Assumed Liabilities shall become the sole responsibility of Purchaser following the Closing and the consummation of the transactions contemplated herein. The Parties agree that the components of the Assets shall have the values assigned to such components as set forth on Exhibit C. Any and all assets or intellectual property of Seller not included in the Assets, or already sold to the Purchaser in connection with the Original Agreements, shall remain the sole and exclusive property of Seller.

2.2 The Purchase Price. The total purchase price for the Assets (the “Purchase Price”) shall be $3,750,000 which shall be payable to the Seller by the Purchaser at the Closing by the issuance to the Seller at Closing of a Secured Promissory Note in the amount of $3,750,000, in the form of Exhibit D, attached hereto (the “Note”), which Note shall be guaranteed by Coil Tubing Technology Holdings, Inc., a Nevada corporation (“Holdings”), the Purchaser’s wholly-owned subsidiary, a Holdings’ wholly-owned subsidiaries Total Downhole Solutions, Inc., a Texas corporation, Coil Tubing Technology, Inc., a Texas corporation and Coil Tubing Technology Canada Inc., an Alberta Canada corporation, and Excel Inspection, LLC, a Texas limited liability company which is a majority-owned subsidiary of Purchaser (collectively with Holdings, the “CTT Subsidiaries”) pursuant to the Guaranty, attached hereto as Exhibit E (the “Guaranty”).

2.3 Grant of a Security Interest. As security for (a) the full and punctual payment (in lawful money of the United States and in immediately available funds), as and when due, of all principal, interest, attorneys’ fees, costs, expenses and other amounts which are or may become payable by Purchaser under the Note and (b) the full and punctual performance of all other obligations of Purchaser under the Note, Purchaser hereby grants to Seller a continuing and first-priority security interest (the “Security Interest”) in the following (collectively, the “Collateral”): all right, title and interest of Purchaser in and to the Assets; all cash and other consideration paid or payable with respect to the Assets; all of Purchaser’s books and records pertaining to the foregoing; and all proceeds from sales, transfers or other dispositions of the foregoing, as described in greater detail in the Note.

2.4 Change of Control and Payment of Note. In the event the Purchaser issues, sells, exchanges or transfers 25% or more of the Purchaser’s then outstanding shares of common stock or voting securities in any Change of Control transaction, not approved by the Seller in writing (each a “Change in Control Transaction”), the Purchaser agrees to use any and all of such funds received in connection with such Change in Control Transaction to pay down amounts owed to Seller under the Note.

(a) A “Change in Control” for purposes of this Agreement shall mean any of the following events not approved by the Seller in writing:

(1) any person (as that term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (as that term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) who is not, as of the date of this Agreement, the beneficial owner of securities of the Purchaser representing 25% or more of the combined voting power or common stock of the Purchaser’s then outstanding securities becomes the beneficial owner of securities of the Purchaser representing 25% or more of the combined voting power or common stock of the Purchaser’s then outstanding securities;

(2) the shareholders of the Purchaser approve a merger or consolidation of the Purchaser with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Purchaser outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Purchaser or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Purchaser (or similar transaction) in which no person who did not own more than 50% of the combined voting power of the Purchaser’s securities acquires no more than 50% of the combined voting power of the Purchaser’s then outstanding securities; or

(3) the shareholders of the Purchaser approve a plan of complete liquidation of the Purchaser or an agreement for the sale or disposition by the Purchaser of all or substantially all of the Purchaser’s assets.

2.5 No Other Intellectual Property or Inventions. Other than the Assets, the Original Intellectual Property previously acquired from the Seller by the Purchaser pursuant to the Original IP Purchase Agreement, and the Future Intellectual Property which is already owned by the Purchaser pursuant to the terms of the At-Will Agreement after reflecting the Asset Carve-Out, the Seller is not aware of and has no knowledge of any other (a) intellectual property, (b) non-commercialized or in process intellectual property, or (c) Inventions (as such term is defined in the At-Will Agreement)(collectively (a) through (c), “Other Intellectual Property”) relating to the business or the operations of the Purchaser, which is owned or known by Seller. Notwithstanding the above, the Seller agrees and confirms that any Other Intellectual Property, if any, shall, effective as of the Effective Date, and without any required action by either Party, be considered acquired by the Purchaser as part of the Assets and in consideration for the Purchase Price, and shall be governed by the terms and conditions of the At-Will Agreement as if such Other Intellectual Property was an Invention (as defined therein) thereunder.

ARTICLE III

CLOSING; CONDITIONS TO CLOSING; DELIVERIES

3.1 Closing. The closing of the sale of the Assets (the “Closing”) shall occur on March 6, 2015, subject to the satisfaction or waiver of the conditions to closing set forth in Sections 3.2 and 3.3, below, or at such other time and place upon which the Parties shall mutually agree.

3.2 Conditions to Purchaser’s Obligation. Purchaser’s obligation hereunder to purchase and pay for the Assets is subject to the satisfaction, on or before the Closing, of the following conditions, any of which may be waived, in whole or in part, by Purchaser in its sole discretion, and Seller shall use his best efforts to cause such conditions to be fulfilled:

(a) Representations and Warranties Correct; Performance. The representations and warranties of Seller contained in this Agreement (including the exhibits and schedules hereto) shall be true, complete and accurate when made and on and as of the date hereof. Seller shall have duly and properly performed, complied with and observed its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing.

(b) Purchase Permitted by Applicable Laws. The purchase of the Assets to be acquired by Purchaser hereunder shall not be prohibited by any applicable law or governmental regulation and shall not subject Purchaser or its affiliates to any tax (not otherwise expressly assumed by Purchaser under this Agreement), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

(c) Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by Seller in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received all such information and such counterpart originals or certified or other copies of such documents as Purchaser may reasonably request.

(d) Seller’s Closing Deliveries. Seller shall have delivered, or caused to be delivered, to Purchaser the following, unless the delivery of which has been (i) waived by Purchaser; or (ii) the delivery of which will be made by the Seller subsequent to Closing:

(1) documents evidencing title to any Assets for which title or ownership documents exist and any other documentation as may be reasonably requested by Purchaser evidencing the purchase by Purchaser of the Assets;

(2) an Intellectual Property Assignment Agreement in the form of Exhibit F hereto, and other title documentation relating to the transfer of the Assets as may be requested by the Purchaser;

(3) documents, if any, evidencing the rights to any intellectual property rights associated with the Assets;

(4) an executed copy of the Note;

(5) an executed copy of the Guaranty; and

(6) all materials and/or documents listed with the Assets, as attached hereto as Exhibit C, if any;

(e) No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

(f) Approvals and Consents. Seller shall have duly obtained all authorizations, consents, rulings, approvals, licenses, franchises, permits and certificates, or exemptions therefrom, by or of all federal, state and local governmental authorities and non-governmental administrative or regulatory agencies having jurisdiction over the Parties hereto, this Agreement, the Assets, or the transactions contemplated hereby.

3.3 Conditions to the Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment of the following conditions on or prior to the Closing, any of which may be waived, in whole or in part, by Seller in his sole discretion, and Purchaser shall use its best efforts to cause such conditions to be fulfilled:

(a) Representations and Warranties Correct; Performance. The representations and warranties of Purchaser in this Agreement shall be true, complete and accurate when made on and as of the Closing. Purchaser shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing.

(b) Purchase Permitted by Applicable Laws. The purchase of and payment for the Assets to be delivered by Seller hereunder shall not be prohibited by any applicable law or governmental regulation.

(c) Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by Purchaser in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received all of such information and such counterpart originals or certified or other copies of such documents as Seller may reasonably request.

(d) Purchaser’s Closing Deliveries. Purchaser shall have delivered, or caused to be delivered, to Seller the following:

(1) resolutions of the Purchaser’s Board of Directors approving this Agreement and the transactions contemplated herein;

(2) an executed copy of the Note;

(3) an executed copy of the Guaranty;

(4) resolutions of the CTT Subsidiaries’ Board of Directors approving the CTT Subsidiaries’ entry into and the transactions contemplated by the Guaranty;

(e) No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Purchaser as follows:

4.1 Authority. Seller has full authority to execute and to perform this Agreement in accordance with its terms and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of any indenture, agreement, judgment, decree or other instrument or restriction to which Seller is a party or by which Seller or any of the Assets may be bound or affected.

4.2 Title to Assets.

(a) Seller has good and marketable title to all of the Assets and the full right and power to transfer the Assets. The Assets are owned by Seller free and clear of all mortgages, pledges, liens, security interests, encumbrances, conditional sale agreements, charges, claims and restrictions of any kind and nature known to Seller, other than what has previously been disclosed to Purchaser; and Purchaser will acquire good and valid title to the Assets free and clear of all mortgages, pledges, liens, security interests, encumbrances, conditional sale agreements, charges, claims and restrictions of any kind and nature known to Seller, other than what has previously been disclosed to Purchaser; and

(b) Seller has no present or future obligation or requirement to compensate any person with respect to any of the Assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of the Assets.

4.3 Compliance With Law. Seller is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which he or any of his assets or properties are subject, which may have a material adverse effect as to the Assets.

4.4 Absence of Changes.

(a) At the time of Closing there will not be any obligation or liability for the payment of money (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred, any transaction, contract or commitment entered into by Seller or any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred, or any transaction, contract or commitment entered into by Seller affecting the Assets other than those specifically agreed to in writing by the Purchaser and/or which are part of the Assumed Liabilities; and

(b) No lien of record or guarantee, affecting the Assets (each a “Lien”), if any, will remain at Closing.

4.5 Litigation. To the knowledge of Seller there are no actions, suits, proceedings or investigations (including any purportedly on behalf of Seller) pending or, to the knowledge of Seller, threatened against or affecting the Assets; Seller is not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign in connection with the Assets. No inquiries have been made directly to Seller by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require Seller to undertake a course of action which would involve any expense in connection with the Assets.

4.6 Taxes. Seller has filed, or caused to be filed, with the appropriate U.S. federal, state, local and foreign governmental agencies all required tax and information returns. Seller does not have any liability, contingent or otherwise, for any taxes, excise taxes, assessments, charges, penalties or interest, including, without limitation, any which may arise as a result of the this Agreement (but not including sales taxes, if any, payable as a result of the sale of the Assets as contemplated by this Agreement), other than amounts adequately reserved for. Seller has not received directly or indirectly notice of, nor is he otherwise aware of any tax audit or examination; Seller is not a party directly or indirectly to any action or proceeding by any governmental authority for assessment or collection of taxes, excise taxes, charges, penalties or interest, nor has any claim for assessment and collection been asserted against Seller directly or indirectly; nor has Seller executed a waiver of any statute of limitations with respect thereto. Seller has not received notices nor is otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such taxes. No extensions of time are in effect for the assessment of deficiencies for such taxes in respect of any period.

4.7 Brokers. There has been no broker or finder involved in any manner in the consummation of any transactions contemplated hereby, and Seller agrees to indemnify Purchaser, its officers, directors and affiliates against and hold Purchaser, its officers, directors and affiliates harmless from any claim made by a party for a broker’s or finder’s fee or other similar payment based upon any agreements, arrangements or understandings made by the Seller.

4.8 No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Purchaser by Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1 Organization and Good Standing. Purchaser is a corporation duly organized and validly existing under the laws of the State of Nevada.

5.2 Authority. Purchaser has full authority or capacity to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions or of any indenture, agreement, judgment, decree or other instrument or restriction to which Purchaser is a party or by which Purchaser may be bound or affected; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable Purchaser to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against Purchaser in accordance with its terms.

5.3 Brokers. There has been no broker or finder involved in any manner in the consummation of any transactions contemplated hereby, and Purchaser agrees to indemnify Seller against and hold Seller harmless from any claim made by a party for a broker’s or finder’s fee or other similar payment based upon any agreements, arrangements or understanding made by Purchaser.

5.4 No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Seller by Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Further Assurances. Seller agrees that, at any time after the Closing, upon the request of Purchaser, Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, bills of sale, transfers, conveyances, instruments, consents and assurances as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to Purchaser, their successors and assigns, the Assets to be sold or assigned to Purchaser as provided herein.

6.2 Cooperation. The Parties shall cooperate with each other fully with respect to actions required or requested to be undertaken with respect to tax audits, administrative actions or proceedings, litigation and any other matters that may occur after the Closing, and each Party shall maintain and make available to the other Party upon request all corporate, tax and other records required or requested in connection with such matters.

6.3 Publicity. Each of the Parties hereto agrees that no publicity release or announcement concerning the transactions contemplated hereby or the terms and conditions of this Agreement shall be issued without the advance approval of the form and substance thereof by each of the Parties.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1 Survival of Covenants, Representations and Warranties. All representations and warranties and covenants set forth in this Agreement shall survive and remain in effect for one year following the Closing. The Parties shall be entitled to rely upon the representations and warranties, without any obligation of independent verification and to enforce any remedies available to it for a breach of the representations, warranties or covenants at any time.

7.2 Indemnity Against Claims.

(a) Seller hereby jointly and severally agrees to indemnify and hold Purchaser, its officers, directors, partners, employees, attorneys, affiliates and assigns (collectively the “Purchaser Indemnified Parties”), harmless from and against the following:

(1) Excluding the Assumed Liabilities and any other liability expressly assumed by Purchaser hereunder in writing, any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by the Purchaser Indemnified Parties (whether awarded against the Purchaser Indemnified Parties or paid by the Purchaser Indemnified Parties in settlement of a claim as provided in Section 7.2 or otherwise suffered), (A) incurred or created in connection with the Assets prior to the Closing from any action taken by Seller which constituted willful misconduct, bad faith or gross negligence, or (B) resulting from any material misrepresentation, material breach of any warranty, or material non-fulfillment of any covenant or agreement on the part of Seller contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by Seller to Purchaser pursuant hereto; and

(2) Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

(b) Purchaser hereby agrees to indemnify and hold the Seller, his employees, attorneys, affiliates and assigns (collectively the “Seller Indemnified Parties” and collectively with the Purchaser Indemnified Parties, the “Indemnified Parties”), harmless from and against the following:

(1) Any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by the Seller Indemnified Parties (whether awarded against the Seller Indemnified Parties or paid by the Seller Indemnified Parties in settlement of a claim as provided in Section 7.2 or otherwise suffered), (A) incurred or created in connection with the Assets (whether incurred or created prior to or subsequent to the Closing or resulting from any action taken by Seller or Purchaser subsequent to or prior to the Closing, except for actions of Seller which constitute willful misconduct, bad faith or gross negligence), (B) relating to the Assumed Liabilities and any other liabilities of the Seller expressly assumed by the Purchaser herein, or (C) resulting from any material misrepresentation, material breach of any warranty, or material non-fulfillment of any covenant or agreement on the part of Purchaser contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by Purchaser pursuant hereto; and

(2) Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

(c) The amount of any loss subject to indemnification hereunder shall be calculated net of any amounts which have been previously recovered by the Indemnified Parties under insurance policies or other collateral sources, and the Indemnified Parties hereby covenant that they will not release any such collateral sources from any obligations they may have. In the event any such insurance proceeds or other payments are not received before any claim for indemnification is paid pursuant to this Agreement, then the Indemnified Parties shall have the right (but not the obligation) to exclusively pursue such collateral sources, provided they do so with reasonable diligence, and in the event they receive any recovery, then the amount of such recovery shall be applied first to reimburse the Indemnified Party for their out of pocket expenses expended in pursuing such recovery, second to refund any payment made which would not have been paid had such recovery from the collateral source been obtained prior to such payment, and third, any excess to the Indemnified Parties.

7.3 Notice of Claim, Assumption of Defense and Settlement of Claims.

(a) Any person entitled to indemnification under this Agreement (the “Indemnitee”) shall promptly give notice (an “Indemnification Notice”) in accordance with Section 7.3 hereof to the parties required to provide indemnification (collectively the “Indemnifying Party”) after the Indemnitee shall have knowledge of any demands, claims, actions or causes of action (singly, a “Claim” and hereinafter referred to collectively as “Claims”) which might give rise to a Claim by the Indemnitee against the Indemnifying Party stating the nature and basis of said Claim and amount thereof, to the extent known. A failure to give notice hereunder shall not relieve the Indemnifying Party from any obligation hereunder unless such failure to give notice shall materially and adversely affect Indemnifying Party’s ability to defend the Claim. Each such Indemnification Notice shall specify in reasonable detail the nature and amount of the Claim and shall, to the extent available to the Indemnitee, include such supporting documentation as shall reasonably be necessary to apprise the Indemnifying Party of the facts giving rise to the Claim. After the delivery of an Indemnification Notice certifying that the Indemnitee has incurred or had asserted against it any liabilities, claims, losses, damages, costs or expenses for which indemnity may be sought in accordance with the terms of this Article VII (the “Damages”), the Indemnitee shall make a claim in an amount equal to the incurred Damages or asserted Damages, as the case may be (which, in the case of any asserted Damages shall include the Indemnitee’s reasonably estimated cost of the defense thereof, hereinafter the “Estimated Defense Costs”) and the Indemnifying Party shall promptly reimburse the Indemnitee for the Damages for which the Indemnitee has incurred and not been indemnified. In the event the amount of such Damages are not promptly reimbursed by Indemnifying Party as aforesaid, the amount of such unreimbursed Damages shall accrue interest at a rate equal to two percent (2%) above the applicable prime rate of Citibank, N.A.

(b) With respect to any third party Claims made subsequent to the Closing, the following procedures shall be observed:

(1) Promptly after delivery of an Indemnification Notice in respect of a Claim, the Indemnified Party may elect, by written notice to the Indemnitee, to undertake the defense thereof with counsel reasonably satisfactory to the Indemnitee and at the sole cost and expense of the Indemnifying Party. In the event the Indemnifying Party elects to assume the defense of any such Claim, it shall not, except as provided in Section 7.3(b)(2), be liable to the Indemnitee for any legal fees, costs and expenses incurred by the Indemnitee after the date thereof, in connection with such defense. The Indemnitee shall have the right to participate in, but not control the conduct of, any such action through counsel of its own choosing, at its own expense.

(2) Unless and until the Indemnifying Party assumes the defense of the third party Claim as provided in Section 7.3(b)(1), or in the event the Indemnifying Party ceases to conduct such defense, the Indemnified Party may defend against the third party Claim in any manner it reasonably may deem appropriate, at the expense of the Indemnifying Party.

(3) Failure by the Indemnifying Party to notify the Indemnitee of its election to defend any such action within 30 days of receipt of the Indemnification Notice shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such Claim, its obligations hereunder as to such Claim shall be limited to taking all steps necessary in the defense or settlement of such Claim and to holding the Indemnitee harmless from and against any and all losses, damages, expenses and liabilities awarded in any such proceeding or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Claim.

(4) The Indemnifying Party shall not, in the defense of any such Claim, consent to the entry of any judgment or enter into any settlement with respect to the third party Claim without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), except that no consent of the Indemnitee shall be required if the judgment or proposed settlement (1) involves only the payment of money damages to be paid by the Indemnifying Party and does not impose any injunction or other equitable relief upon the Indemnitee, (2) includes as an unconditional term thereof a full dismissal of the litigation or proceeding with prejudice and the delivery by the claimant or plaintiff to the Indemnitee of a release from all liability with respect to such claim or litigation, and (3) does not by its terms attribute liability to the Indemnitee.

(5) In no event will the Indemnitee consent to the entry of any judgment or enter into any settlement with respect to the third party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(6) The Indemnitee will cooperate fully with the Indemnifying Party in the conduct of any proceeding as to which the Indemnifying Party assumes the defense hereunder. Such cooperation shall include but not necessarily be limited to, assisting with discovery and investigation by (1) providing the Indemnifying Party and its counsel access to all books and records of the Indemnitee to the extent reasonably related to such proceeding, (2) furnishing information about the Indemnitee to the Indemnifying Party and their counsel, (3) making employees available to counsel to the Indemnifying Party, and (4) preserving the existence of and maintaining all books and records of the Indemnitee or any other Indemnified Party that is an entity that may reasonably be deemed to be potentially relevant to any such proceeding until the proceeding is finally concluded.

7.4 Remedies Cumulative. The remedies provided to an Indemnified Party herein shall be cumulative and shall not preclude an Indemnified Party from asserting any other rights or seeking any other remedies against an Indemnifying Party or his or its respective heirs, successors or assigns. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

ARTICLE VIII

CONFIDENTIALITY

8.1 Confidentiality. At all times after the Closing, the Parties hereto shall retain in strictest confidence, and shall not disclose to any third parties or use for their benefit (other than in order to fulfill the terms and conditions of this Agreement and the transactions contemplated by this Agreement) or for the benefit of others any confidential information comprising or related to the other parties hereto and their affiliates including, without limitation, intellectual property, trade secrets, customer lists, marketing plans or strategies, product development techniques or plans, or technologies, in connection with the Assets, Purchaser or any affiliate thereof (collectively “Confidential Information”), except as otherwise required by law or in the Company’s public filings. Confidential Information shall not include information which (i) is or becomes part of the public domain without breach of this Agreement, (ii) was known to the receiving party on a non-confidential basis prior to disclosure by the other party, (iii) is independently received by the receiving party without the use of confidential information, or (iv) is explicitly approved for release by written authorization of the disclosing party. In the event that the receiving party is legally required to disclose any confidential information, the receiving party shall promptly notify the disclosing party of such requirement and, if requested by the disclosing party, shall reasonably cooperate in the disclosing party’s efforts to prevent or limit such disclosure. The requirements of this Section 8.1 shall terminate as to Seller in the event of Purchaser’s default in the payment of the Note and the Seller’s purchase of the Collateral at any public sale as described in the Note.

8.2 Enforceability.

(a) It is the desire and intent of the Parties that the provisions of Article VIII shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of Article VIII shall be adjudicated to be invalid or unenforceable in any jurisdiction, Article VIII shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this subsection (b) in the particular jurisdiction in which such adjudication is made. The Seller agrees that it would be difficult to measure the damages to Purchaser and its affiliates from the breach by the Seller of the provisions of Article VIII, that injury to Purchaser from such breach would be impossible to calculate, and that monetary damages would therefore be an inadequate remedy; accordingly, the Seller agrees that Purchaser shall be entitled, in addition to all other remedies it might have, to injunctions or other appropriate orders to restrain any such breach without showing or proving any actual damages.

(b) The undertakings and covenants of the Seller contained in Article VIII are an integral part of the transactions set forth in this Agreement and the consideration paid by Purchaser pursuant to this Agreement shall be consideration not only for the Assets but also for such undertakings and covenants.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered: (a) personally; (b) by facsimile transmission; (c) by a commercial overnight delivery service (e.g., Federal Express, UPS, Airborne, etc.) and paid for by the sender; or (d) by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered: (i) personally, upon such service or delivery; (ii) if sent by facsimile transmission, on the day so transmitted, if the sender calls to confirm that such notice has been received by facsimile and has a printed report which indicates that such transmission was, in fact, sent to the facsimile number indicated below; (iii) if sent by commercial overnight delivery service, on the date reflected by such service as delivered to the addressee; or (iv) if mailed by certified or registered mail, five business days after the date of deposit in the United States mail. In each instance, such notice, request, demand or other communications shall be addressed as follows:

(a) in the case of the Seller:

Jerry L. Swinford

22305 Gosling Road

Spring, Texas 77389

Phone: (281) 651-0200

Fax: (281) 288-0400

(b) in the case of Purchaser:

Coil Tubing Technology, Inc.

Attn: Jason L. Swinford

22305 Gosling Road

Spring, Texas 77389

Phone: (281) 651-0200

Fax: (281) 288-0400

with a copy to:

The Loev Law Firm, PC

Attn: David M. Loev, Esq.

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Telephone: (713) 524-4110

Fax: (713) 524-4122

or to such other address or to such other person as Purchaser or Seller, shall have last designated by written notice given as herein provided.

9.2 Modification. This Agreement and the exhibits and schedules annexed hereto contain the entire agreement between the Parties hereto and (i) there are no agreements, warranties or representations which are not set forth herein and (ii) all prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the Parties hereto.

9.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Texas applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles. Seller and Purchaser hereby irrevocably consent and submit to the jurisdiction of any State or Federal court located in Harris, Texas over any action or proceeding arising out of any dispute between Seller and Purchaser, and waive any right they have to bring an action or proceeding with respect thereto in any other jurisdiction. Each Party further irrevocably consents to the service of process against them in any such action or proceeding by the delivery of a copy of such process at the address set forth above.

9.4 Binding Effect; Assignment. This Agreement shall be binding upon the Parties and inure to the benefit of the successors and assigns of the respective Parties hereto; provided, however, that this Agreement and all rights hereunder may not be assigned by either Party without the prior written consent of the other Party.

9.5 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.6 Transaction Expenses. Each Party shall be responsible for the payment of any and all of its own expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement, whether or not such transactions are consummated in whole or in part.

9.7 Waiver. The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

9.8 No Agency. This Agreement shall not constitute either Party the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other Party.

9.9 Severability. Every provision of this Agreement is intended to be severable. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. If a court of competent jurisdiction determines that any covenant or restriction, by the length of time or any other restriction, or portion thereof, set forth in this Agreement is unreasonable or unenforceable, the court shall reduce or modify such covenants or restrictions to those which it deems reasonable and enforceable under the circumstances and, as so reduced or modified, the parties hereto agree that such covenants and restrictions shall remain in full force and effect as so modified. In the event a court of competent jurisdiction determines that any provision of this Agreement is invalid or against public policy and cannot be so reduced or modified so as to be made enforceable, the remaining provisions of this Agreement shall not be affected thereby, and shall remain in full force and effect.

9.10 Waiver of Conflict. The Loev Law Firm, PC (the “Law Firm”) has exclusively represented the Purchaser in the preparation of this Agreement (and the exhibits hereto), and has not undertaken to assist or render legal advice to any other Party in regards to this Agreement (or any of the exhibits hereto). Each other Party hereto (including the Seller) does hereby acknowledge that the Law Firm has directed that he seek outside counsel and business advice other than from the Law Firm, as to the effects, consequences and legalities of this Agreement.

9.11 Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (x) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (xi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xii) unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xiii) references to “days” shall mean calendar days; and (xiv) the paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

9.12 Review of Agreement; Voluntarily Entering Into Agreement. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

9.13 No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived.

9.14 Electronic Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement to be effective as of the Effective Date.

PURCHASER: Coil Tubing Technology, Inc. By: /s/Jason L. Swinford Printed Name: Jason L. Swinford Its: Chief Executive Officer Date: March 25, 2015	SELLER: By: /s/Jerry L. Swinford Jerry L. Swinford Date: March 25, 2015

EXHIBIT A

ORIGINAL ASSETS

Type of Intellectual Property	Registered Number (or Provisional Number)	Valuation For the Purposes of the Agreement

Subterranean Rotation Inducing Device and Method	No. 5584342	$250,000

Jet Motor For Providing Rotation In A Downhole Tool	U.S. Patent # 7686102 Singapore Patent # 146369	$300,000

Rotation Tool	No. 11/848,614	$200,000

Drilling Jar	No. 12/437,525	$250,000

Jet Hammer	No. 12/480,680	$200,000

	TOTALS	$1,200,000

All intellectual property rights associated with or related to the above, including but not limited to:

(i) Technical documentation reflecting engineering, maintenance, servicing and production data, design data, plans, specifications, drawings, technology, know how, trade secrets, confidential business information, research and development, servicing and maintenance processes, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, relating to the above or to the maintenance of the above and all documentary evidence thereof, including without limitation the technical information incorporated in such documentation; and

(ii) To the extent that intellectual property is entered in pertinent patent, copyright and trademark registers or offices, to the full extent permitted by law, all related files in Seller’s direct and indirect possession and all documents, certificates and declarations necessary to enable Purchaser to register such intellectual property in its name.

All rights, liabilities, requirements, and obligations of Seller under any agreements, documents, understandings or contracts, associated with the above.

The goodwill of Seller relating to the above, all information in the possession of Seller relating to the operations of the Original Assets, the exclusive right of the Purchaser to represent itself as carrying on the business of the Original Assets as well as all corporate business opportunities of Seller relating to the above.

EXHIBIT B

TRANSFERRED ASSETS

Country	Patent Number or Application Number	Title
Canada	2,646,326	Jet Motor and Method for Providing Rotation in a Downhole Tool
Canada	2,723,420	Drilling Jar
Canada	2,734,285	Rotation Tool
Indonesia	W00201001371	Rotation Tool
Indonesia	W00201004067	Drilling Jar
Patent Cooperation Treaty	PCT/US2011/028241	Method and Apparatus for Washing Downhole Tubing and Equipment
Singapore	146369	Jet Motor and Method for Providing Rotation in a Downhole Tool
United States	5,584,342	Subterranean Rotation-Inducing Device and Method
United States	7,686,102	Jet Motor for Providing Rotation in a Downhole Tool
United States	7,946,348	Rotation Tool
United States	12/480,680	Jet Hammer
United States	12/437,525	Drilling Jar
United States	13/046,662	Method and Apparatus for Washing Downhole Tubulars and Equipment
United States	61/468,637	Downhole Oscillator

EXHIBIT C

ASSETS

COUNTRY	PATENT OR APPLICATION NO.	FILING DATE	REMAINING TERM	REGISTRATION DATE	PRIORITY DATE, IF ANY	TOOL	NOTES	LISTED OWNER
US	5,584,342	6/6/1995	2.04	12/17/1996		Subterranean Rotation- Inducing Device and Method	All maintenance done - will expire on 6/6/2015	Coil Tubing Technology, Inc.
US	7,686.102	3/29/2007	15.33	3/30/2010	3/31/2006	Jet Motor for Providing Rotation in a Downhole Tool	Next maintenance window opens 3/30/2017.	Coil Tubing Technology, Inc.
US	8,151.908	12/4/2009- Continuation	17.36	4/10/2012	3/31/2006	Jet Motor for Providing Rotation in a Downhole Tool	Next maintenance window opens 4/10/2015.	Jerry L. Swinford -will file assignment to Coil Tubing Technology, Inc.
Canada	2,646.326	9/23/2008 (national entry date)	18.18	2/5/2013	3/31/2006	Jet Motor and Method for Providing Rotation in a Downhole Tool	Next annuity due by 3/30/2015	Coil Tubing Technology, Inc.
Canada	2,797,565	3/29/2007 - Divisional app.	12.32	3/29/2007	3/31/2006	Jet Motor and Method for Providing Rotation in a Downhole Tool	Notice of Allowance has issued Next annuity due by 3/29/2015	Coil Tubing Technology, Inc.
Singapore	146,369	9/26/2008	15.45	5/14/2010	3/31/2006	Jet Motor and Method for Providing Rotation in a Downhole Tool	Next annuity due by 3/29/2015	Coil Tubing Technology, Inc.
US	7,946,348	8/31/2007	16.48	5/24/2011		Rotation Tool	First maintenance window opens 5/24/2014	Coil Tubing Technology, Inc.
Canada	2,734,285	2/15/2011 (national entry date)	18.51	6/5/2013	8/31/2007	Rotation Tool	Next annuity due by 7/16/2014	Coil Tubing Technology, Inc.
Indonesia	W00201001371	4/28/2010	17.41	4/30/2012	8/31/2007	Rotation Tool	Is still being examined	Jerry L. Swinford -will file assignment to Coil Tubing Technology, Inc.
US	12/480.680	6/8/2009	16.58	6/30/2011	6/6/2008	Jet Hammer	Awaiting appeal decision -	Coil Tubing Technology. Inc.
US	8,151.910	5/7/2009	17.36	4/10/2012	5/7/2008	Drilling Jar	First maintenance window opens 4/10/2015	Coil Tubing Technology, Inc.
US	5,584.342	6/6/1995	2.04	12/17/1996		Subterranean Rotation- Inducing Device and Method	All maintenance done - will expire on 6/6/2015	Coil Tubing Technology. Inc.

Canada	2,723,420	11/2/2010 (national entry date)	19.16	1/28/2014	5/7/2008	Drilling Jar	Next annuity due by 5/7/2014	Coil Tubing Technology. Inc.
Indonesia	ID P0029982	11/26/2010 (national entry date)	17.13	1/16/2012	5/7/2008	Drilling Jar	Next annuity due by 1/16/2015	Jerry L. Swinford -will file assignment to Coil Tubing Technology, Inc.
US	13/046.662	3/11/2011	18.33	3/31/2013	3/11/2010	Method and Apparatus for Washing Downhole Tubulars and Equipment	Undergoing examination	Coil Tubing Technology, Inc.
Norway	20,120,910	8/15/2012	19.75	8/31/2014	3/11/2010	Method and Apparatus for Washing Downhole Tubulars and Equipment	Based on PCT/US11/28241 Undergoing examination Next annuity due 3/31/2015	Jerry L. Swinford -will file assignment to Coil Tubing Technology, Inc.
UK/Scotland	1216072.7	9/10/2012	19.83	9/30/2014	3/11/2010	Method and Apparatus for Washing Downhole Tubulars and Equipment	Based on PCT/US11/28241 Undergoing examination Next annuity due 3/31/2015	Jerry L. Swinford -will file assignment to Coil Tubing Technology. Inc.
US	13'434.812	3/29/2012	19.33	3/31/2014	3/29/2011	Downhole Oscillator	Waiting for examination	Jerry L. Swinford -will file assignment to Coil Tubing Technology, Inc.
US	5,584,342	6/6/1995	2.04	12/17/1996		Subterranean Rotation-Inducing Device and Method	All maintenance done - will expire on 6/6/2015	Coil Tubing Technology, Inc.
Canada	2,837,938	9/12/2013	20.83	9/30/2015	3/29/2011	Downhole Oscillator	Need to request examination but am waiting to see what happens in U.S. application as we can have this application mirror a U.S. allowed application which cuts down on prosecution fees. Next annuity due 3/30/2015	Coil Tubing Technology, Inc.
US	61(932,629	1/28/2014	21.17	1/31/2016		Downhole Tool (Ampli-Max)	Need to prepare and file full-blown non-provisional patent application	Jerry L. Swinford

All intellectual property rights associated with or related to the above, including but not limited to:

(i) Technical documentation reflecting engineering, maintenance, servicing and production data, design data, plans, specifications, drawings, technology, know how, trade secrets, confidential business information, research and development, servicing and maintenance processes, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, relating to the above or to the maintenance of the above and all documentary evidence thereof, including without limitation the technical information incorporated in such documentation; and

(ii) To the extent that intellectual property is entered in pertinent patent, copyright and trademark registers or offices, to the full extent permitted by law, all related files in Seller’s direct and indirect possession and all documents, certificates and declarations necessary to enable Purchaser to register such intellectual property in its name.

All rights, liabilities, requirements, and obligations of Seller under any agreements, documents, understandings or contracts, associated with the above.

The goodwill of Seller relating to the above, all information in the possession of Seller relating to the operations of the Assets, the exclusive right of the Purchaser to represent itself as carrying on the business of the Assets as well as all corporate business opportunities of Seller relating to the above.

EXHIBIT D

SECURED PROMISSORY NOTE

US $3,750,000	March 25, 2015

NOW THEREFORE FOR VALUE RECEIVED, the undersigned, Coil Tubing Technology, Inc., a Nevada corporation (“Coil Tubing”), hereby promises to pay to the order of Jerry Swinford, an individual (“Swinford”), at the address of Swinford at 22305 Gosling Road, Spring, Texas 77389, or such other place as may be designated by Swinford to Coil Tubing in writing, the principal sum of Three Million Seven Hundred and Fifty Thousand Dollars ($3,750,000), in lawful money of the United States of America, which shall be legal tender, bearing interest and payable as provided herein. This Secured Promissory Note (this “Note” or “Promissory Note”) has an effective date of December 1, 2014 (the “Effective Date”). This Note is entered into to evidence amounts owed to Swinford pursuant to the terms of that certain Intellectual Property Purchase Agreement entered into between Swinford and Coil Tubing on or around the date hereof (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1. The unpaid balance of this Note shall bear interest at the rate of three percent (3%) per annum from the Effective Date until paid in full. Until January 1, 2017 (the “Amortizing Payment Start Date”), payments of accrued interest only on this Note through such applicable payment date shall be due on June 30, 2015 and December 31, 2015 (the “Interest Only Payments”).

2. Beginning on the Amortizing Payment Start Date and continuing until the Maturity Date, Coil Tubing agrees to pay Swinford (a) the lesser of (i) $15,810.15; or (ii) the total amount then due under this Note, per month (each a “Monthly Payment”); payable in advance on or before the 1st of each month (each the “Monthly Payment Date”) towards the outstanding principal and accrued interest on this Note, with the first such Monthly Payment due on the Amortizing Payment Start Date. The “Maturity Date” of this Note shall be January 1, 2018. Any and all unpaid principal or interest on this Note shall be repaid on the Maturity Date. All past-due principal (which failure to pay such amounts shall be defined herein as an “Event of Default”) shall bear interest at the rate of twelve percent (12%) per annum (the “Default Rate”) until paid in full. All computations of interest shall be made on the basis of a 360-day year for actual days elapsed.

3. This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty. This Note shall be subject to a mandatory prepayment in the event a Change in Control Transaction has occurred as described in and as provided in Section 2.4(a) of the Purchase Agreement.

4. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.

5. This Note shall be binding upon and inure to the benefit of Coil Tubing and Coil Tubing’s respective successors and assigns. Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note. Swinford may assign this Note or any of his rights, interests or obligations to this Note without the prior written approval of Coil Tubing.

6. This Note and the representations, warranties and obligations set forth herein are guaranteed by Coil Tubing Technology Holdings, Inc., a Nevada corporation, Coil Tubing’s wholly-owned subsidiary (“Holdings”), Holdings’ wholly-owned subsidiaries Total Downhole Solutions, Inc., a Texas corporation, Coil Tubing Technology, Inc., a Texas corporation and Coil Tubing Technology Canada Inc., an Alberta Canada corporation, and Excel Inspection, LLC, a Texas limited liability company which is a majority-owned subsidiary of Coil Tubing (collectively with Holdings, the “CTT Subsidiaries”) pursuant to a Guaranty by Holdings in favor of Swinford (the “Guaranty”). Additionally, the payment of this Note is secured by Security Interests as provided for in Section 2.3 of the Purchase Agreement and in Section 13, below.

7. No provision of this Note shall alter or impair the obligation of Coil Tubing to pay the principal of and interest on this Note at the times, places and rates, and in the coin or currency, herein prescribed.

8. Coil Tubing will do or cause to be done all things reasonably necessary to preserve and keep in full force and affect its corporate existence, rights and franchises and comply with all laws applicable to Coil Tubing, except where the failure to comply could not reasonably be expected to have a material adverse effect on Coil Tubing.

9. Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate (defined below).

10. Coil Tubing represents and warrants to Swinford as follows:

(a) The execution and delivery by Coil Tubing of this Note (i) are within Coil Tubing’s corporate power and authority, and (ii) have been duly authorized by all necessary corporate action.

(b) This Note is a legally binding obligation of Coil Tubing, enforceable against Coil Tubing in accordance with the terms hereof, except to the extent that (i) such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefore may be brought.

11. If an Event of Default (as defined herein or below) occurs (unless all Events of Default have been cured or waived by Swinford), Swinford may, by written notice to Coil Tubing, declare the principal amount then outstanding of, and the accrued interest and all other amounts payable on, this Note to be immediately due and payable, and/or may take any action provided for below to enforce the Security Interests (provided for in Section 2.3 of the Purchase Agreement and below under Section 13). The following events and/or any other Events of Default defined elsewhere in this Note are “Events of Default” under this Note:

(a) Coil Tubing shall fail to pay, when and as due, the principal or interest (if any) payable (i) hereunder (other than a Monthly Payment which is provided for below), within fifteen (15) days from the due date of such payment; or

(b) Coil Tubing shall fail to pay, when and as due, any Monthly Payment due hereunder within five (5) days of the due date of such; or

(c) Coil Tubing shall have breached in any material respect any covenant in this (i) Note; or (ii) the Purchase Agreement (including the exhibits thereto), or any CTT Subsidiary shall have breached in any material respect any covenant of the Guaranty, and, with respect to breaches capable of being cured, such breach shall not have been cured within thirty (30) days following the occurrence of such breach; or

(d) Coil Tubing shall: (i) become insolvent or take any action which constitutes its admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or a trustee for it or a substantial portion of its assets; (iii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation or statute of any jurisdiction, whether now or hereafter in effect; (iv) have filed against it any such petition or application in which an order for relief is entered or which remains undismissed for a period of ninety (90) days or more; (v) indicate its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial portion of its assets; or (vi) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; or

(e) Coil Tubing shall take any action authorizing, or in furtherance of, any of the foregoing.

12. In case any one or more Events of Default shall occur and be continuing, Swinford may proceed to protect and enforce his rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. In case of a default in the payment of any principal of or premium, if any, or interest on this Note, Coil Tubing will pay to Swinford such further amount as shall be sufficient to cover the reasonable cost and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements. No course of dealing and no delay on the part of Swinford in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice Swinford’s rights, powers or remedies. No right, power or remedy conferred by this Note upon Swinford shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

13. Security Interest in the Assets.

(a) Grant of a Security Interest. As security for (a) the full and punctual payment (in lawful money of the United States and in immediately available funds), as and when due, of all principal, interest, attorneys’ fees, costs, expenses and other amounts which are or may become payable by Coil Tubing under this Note (the “Debt”) and (b) the full and punctual performance of all other obligations of Coil Tubing under this Note (collectively the “Coil Tubing Obligations”), Coil Tubing hereby grants to Swinford a continuing and first-priority security interest (the “Security Interest”) in the following (collectively, the “Collateral”): all right, title and interest of Coil Tubing in and to the Assets; all cash and other consideration paid or payable with respect to the Assets; all of Coil Tubing’s books and records pertaining to the foregoing; and all proceeds from sales, transfers or other dispositions of the foregoing.

(b) No Transfer of the Collateral. Prior to the payment and performance in full of all of Coil Tubing Obligations, Coil Tubing shall not sell, pledge or otherwise transfer (whether voluntarily, involuntarily, by operation of law, or by gift or for consideration) any of the Collateral or any of its interest therein without the prior written consent of Swinford. Any such sale, pledge or other transfer shall be null and void and shall confer no rights on the purported transferee.

(c) Preservation and Protection of the Security Interest. Coil Tubing shall preserve and protect Swinford’s first-priority security interest in the Collateral and shall cause the Security Interest to be perfected and to continue to be perfected until the Coil Tubing Obligations are paid and performed in full. Coil Tubing shall execute and deliver to Swinford (within ten days after receipt of Swinford’s request) such other security agreements, endorsements, pledges, assignments and other documents (including, without limitation, financing statements and continuation statements and amendments thereto) as Swinford may request from time to time to effectuate the grant to Swinford of the Security Interest and the perfection of the Security Interest, and Swinford is authorized to file and/or record such documents with appropriate regulatory authorities. Coil Tubing shall promptly notify Swinford in sufficient detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any Collateral and of any other information received by Coil Tubing that may materially affect the value of the Collateral, the Security Interest or the rights and remedies of Swinford hereunder.

(d) Title to the Collateral. Coil Tubing shall at all times maintain good and marketable title to the Collateral free and clear of all liens, encumbrances and other security interests. Coil Tubing shall pay in full any tax that is imposed on any of the Collateral prior to its delinquency and, within ten days after any other lien or encumbrance is imposed on any of the Collateral, Coil Tubing shall pay and discharge such lien or other encumbrance in full.

(e) Power of Attorney. Coil Tubing hereby appoints Swinford as its attorney-in-fact (with full power of substitution) to execute, deliver and file, effective upon the occurrence of an Event of Default (as defined in the Note), on Coil Tubing’s behalf and at Coil Tubing’s expense, (1) any financing statements, continuation statements or other documents required to perfect or continue the Security Interest and (2) any other documents and instruments that Swinford determines are necessary or appropriate in order to enable him to exercise his rights and remedies that are provided hereunder and by applicable law upon the occurrence of an Event of Default. This power, being coupled with an interest, shall be irrevocable until the Coil Tubing Obligations are paid and performed in full.

(f) Termination of the Security Interest. The Security Interest shall terminate only if and when the Coil Tubing Obligations have been paid and performed in full.

(g) Additional Remedies Upon Default. Swinford’s rights and remedies upon an Event of Default hereunder shall include, without limitation, the power (1) to transfer into Swinford’s name or into the name of its nominee any or all of the Collateral and thereafter to receive and retain all cash and other dividends, distributions and payments made on account of the Collateral, and otherwise act with respect thereto as though he were the absolute owner thereof, (2) to sell all or any portion of the Collateral at a public or private sale at such place and time and at such prices and other terms as Swinford may determine, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as Swinford may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to Coil Tubing or right of redemption of Coil Tubing, which are hereby expressly waived, and (3) to file an action against Coil Tubing in his personal capacity for repayment of the Debt. Coil Tubing recognizes that Swinford may be compelled to resort to one or more private sales of any or all of the Collateral. Coil Tubing acknowledges and agrees that any such private sale may result in prices and other terms less favorable to Swinford than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not, for such reason alone, be deemed to have been made in a commercially unreasonable manner. At any sale, Swinford may, to the extent permissible under applicable law, purchase the whole or any part of the Collateral, and Swinford shall be entitled to use and apply any or all of the Debt as a credit on account of the purchase price of any Collateral. Swinford and any other purchaser of the Collateral at any such sale shall hold the purchased Collateral free from any claim or right on the part of Coil Tubing, and Coil Tubing hereby waives any right of redemption, stay or appraisal that he might otherwise have under applicable law.

(h) The proceeds of any such sale, lease or other disposition of the Collateral hereunder shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys’ fees and expenses incurred by Swinford in enforcing his rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Coil Tubing Obligations, and to the payment of any other amounts required by applicable law, after which Swinford shall pay to Coil Tubing any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which Swinford is legally entitled, Coil Tubing will be liable for the deficiency, together with interest thereon, at the Default Rate and the reasonable fees of any attorneys employed by Swinford or a Collateral Agent on behalf of Swinford, to collect such deficiency. To the extent permitted by applicable law, Coil Tubing waives all claims, damages and demands against Swinford arising out of the repossession, removal, retention or sale of the Collateral, unless due to the gross negligence or willful misconduct of Swinford or a Collateral Agent.

(i) Coil Tubing agrees to pay all out-of-pocket fees, costs and expenses incurred in connection with any filing which may be required hereunder, including without limitation, any financing statements, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by Swinford. Coil Tubing shall also pay all other claims and charges which in the reasonable opinion of Swinford might prejudice, imperil or otherwise affect the Collateral or the Security Interest therein. Coil Tubing will also, upon demand, pay to Swinford the amount of any and all reasonable expenses, including the reasonable fees and expenses of his counsel and of any experts and agents, which Swinford may incur in connection with (i) the enforcement of this Note, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iii) the exercise or enforcement of any of the rights of Swinford under this Note. Until so paid, any fees payable hereunder shall be added to the principal amount of the Note and shall bear interest at the Default Rate.

(j) All rights of Swinford and all Coil Tubing Obligations of Coil Tubing hereunder, shall be absolute and unconditional, irrespective of: (a) any lack of validity or enforceability of this Note, or any agreement entered into in connection with the foregoing, or any portion hereof or thereof; (b) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Coil Tubing Obligations, or any other amendment or waiver of or any consent to any departure from the Note, or any other agreement entered into in connection with the foregoing; (c) any exchange, release or nonperfection of any of the Collateral, or any release or amendment or waiver of or consent to departure from any other collateral for, or any guaranty, or any other security, for all or any of the Coil Tubing Obligations; (d) any action by Swinford or a Collateral Agent on behalf of Swinford to obtain, adjust, settle and cancel in their sole discretion any insurance claims or matters made or arising in connection with the Collateral; or (e) any other circumstance which might otherwise constitute any legal or equitable defense available to Coil Tubing, or a discharge of all or any part of the Security Interest granted hereby. Until the Coil Tubing Obligations shall have been paid and performed in full, the rights of Swinford shall continue even if the Coil Tubing Obligations are barred for any reason, including, without limitation, the running of the statute of limitations or bankruptcy. Coil Tubing expressly waives presentment, protest, notice of protest, demand, notice of nonpayment and demand for performance. In the event that at any time any transfer of any Collateral or any payment received by Swinford hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than Swinford, then, in any such event, the Coil Tubing Obligations hereunder shall survive cancellation of this Note, and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Agreement, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof. Coil Tubing waives all right to require Swinford or a Collateral Agent on behalf of Swinford to proceed against any other person or to apply any Collateral which Swinford or Collateral Agent on behalf of Swinford may hold at any time, or to pursue any other remedy. Coil Tubing waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.

14. If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Coil Tubing. In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any nonprincipal payment shall be characterized as an expense, fee or premium rather than as interest; and (ii) all interest at any time contracted for, charged, received or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term “Maximum Rate” shall mean the maximum rate of interest allowed by applicable federal or state law.

15. Except as provided herein, Coil Tubing and any sureties, guarantors and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder shall similarly have the right to deal in anyway, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder. If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney’s fees.

16. This Note may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Note or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Note signed by one party and faxed or scanned and emailed to another party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy or PDF of this Note shall be effective as an original for all purposes.

17. It is the intention of the parties hereto that the terms and provisions of this Note are to be construed in accordance with and governed by the laws of the State of Texas, except as such laws may be preempted by any federal law controlling the rate of interest which may be charged on account of this Note. The parties hereby consent and agree that, in any actions predicated upon this Note, venue is properly laid in Texas and that the Circuit Court in and for Houston, Texas, shall have full subject matter and personal jurisdiction over the parties to determine all issues arising out of or in connection with the execution and enforcement of this Note.

18. The term “Coil Tubing” as used herein in every instance shall include Coil Tubing’s successors, legal representatives and assigns, including all subsequent grantees, either voluntarily by act of Coil Tubing or involuntarily by operation of law and shall denote the singular and/or plural and the masculine and/or feminine and natural and/or artificial persons, whenever and wherever the contexts so requires or properly applies. The term “Swinford” as used herein in every instance shall include Swinford’s successors, legal representatives and assigns, as well as all subsequent assignees, endorsees and payees of this Note, either voluntarily by act of the parties or involuntarily by operation of law. Captions and paragraph headings in this Note are for convenience only and shall not affect its interpretation. Words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders.

19. Anything else in this Note to the contrary notwithstanding, in any action arising out of this Agreement, the prevailing party shall be entitled to collect from the non-prevailing party all of its attorneys’ fees. For the purposes of this Note, the party who receives or is awarded a substantial portion of the damages or claims sought in any proceeding shall be deemed the “prevailing” party and attorneys’ fees shall mean the reasonable fees charged by an attorney or a law firm for legal services and the services of any legal assistants, and costs of litigation, including, but not limited to, fees and costs at trial and appellate levels.

20. In the event Coil Tubing issues, sells, exchanges or transfers 25% or more of Coil Tubing’s then outstanding shares of common stock or voting securities in any Change of Control (as defined in the Purchase Agreement) transaction (each a “Change in Control Transaction”), Coil Tubing agrees to use any and all of such funds received in connection with such Change in Control Transaction to pay down amounts owed to Swinford under this Note, unless otherwise approved by Swinford in writing.

21. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

22. No modification, amendment, addition to, or termination of this Note, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by all the parties hereto.

23. The Note constitutes the entire agreement of the parties regarding the matters contemplated herein, or related thereto, and supersedes all prior and contemporaneous agreements, and understandings of the parties in connection therewith.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Secured Promissory Note as of the day and year first above written, with an Effective Date as provided above.

“Coil Tubing”

Coil Tubing Technology, Inc.
(A Nevada corporation)

By: /s/ Jason L. Swinford

Its: President

Printed Name: Jason L. Swinford

“Swinford”

/s/ Jerry L. Swinford

Jerry L. Swinford

EXHIBIT E

GUARANTY

This Guaranty (the “Guaranty” or the “Agreement”) is made as of March 25, 2015 by Coil Tubing Technology Holdings, Inc., a Nevada corporation (“Holdings”), Total Downhole Solutions, Inc., a Texas corporation, Coil Tubing Technology, Inc., a Texas corporation, Coil Tubing Technology Canada Inc., an Alberta Canada corporation, and Excel Inspection, LLC, a Texas limited liability company (collectively, with Holdings, the “Guarantor”) in favor of Jerry L. Swinford, an individual (“Swinford”). When the context in which words are used in this Agreement indicates that such is the intent, singular words shall include the plural, and vice versa, and masculine words shall include the feminine and neuter genders, and vice versa. Captions are inserted for convenience only, are not a part of this Agreement, and shall not be used in the interpretation of this Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and the Notes (each as defined below), unless the context requires otherwise.

Recitals

WHEREAS, Coil Tubing Technology, Inc., a Nevada corporation (“Coil Tubing”) has previously entered into that certain Intellectual Property Purchase Agreement with Swinford, dated as of March 25, 2015, pursuant to which Coil Tubing has agreed to purchase certain intellectual property of Swinford (the “Purchase Agreement”);

WHEREAS, Guarantor is the direct or indirect wholly-owned subsidiary of Coil Tubing and will receive a direct benefit from the Purchase Agreement and the terms and conditions thereof;

WHEREAS, Coil Tubing has entered into that certain Secured Promissory Note in the amount of $3,750,000 dated March 6, 2015 in favor of Swinford (the “Note”), evidencing amounts owed under the Purchase Agreement; and

WHEREAS, Swinford was unwilling to execute the Purchase Agreement and to enter into the transactions described in the Purchase Agreement without receipt from Guarantor of a guaranty of all of the obligations of Coil Tubing under the Notes.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, receipt of which hereby is acknowledged, Guarantor hereby agrees as follows:

1. Guaranty. Guarantor hereby jointly and severally, unconditionally and irrevocably guarantees to Swinford and his successors and assigns (a) the full and punctual payment (in lawful money of the United States and in immediately available funds), as and when due, of all principal, interest, attorneys’ fees, costs, expenses and other amounts which are or may become payable by Coil Tubing under the Note (the “Coil Tubing Debt”) and (b) the full and punctual performance of all other obligations of Coil Tubing under the Note and Purchase Agreement (and exhibits thereto). The obligations of Coil Tubing under the Note, including the payment obligations regarding the Coil Tubing Debt, are referred to in this Guaranty as the “Coil Tubing Obligations”, and the covenants and obligations of Guarantor that are described in the preceding sentence and elsewhere in this Guaranty are referred to in this Guaranty as “Guarantor’s Obligations”.

2. Certain Rights of Swinford. Guarantor authorizes Swinford, without giving notice to Guarantor or obtaining Guarantor’s consent in its individual capacity and without affecting the liability of Guarantor, but subject to obtaining Coil Tubing’s written agreement to the extent its written agreement is required, from time to time to: (a) renew, extend or increase the Coil Tubing Debt or any portion thereof; (b) declare all Coil Tubing Debt due and payable upon the occurrence of a default under the Note; (c) make changes in the dates on which the Coil Tubing Debt is payable; (d) otherwise modify the terms of the Coil Tubing Debt; (e) amend the Note in any respect; (f) take and hold additional security for the Coil Tubing Debt and exchange, enforce, waive and release any such security; (g) apply such security and direct the order or manner of sale thereof as Swinford in his discretion may determine; and (h) add any one or more guarantors of the Coil Tubing Debt.

3. Guarantor’s Waivers. Guarantor waives: (a) any defense based upon any legal disability or other defense of Coil Tubing or any other guarantor or person or based upon Coil Tubing’s cessation for any reason of liability under any of the Note; (b) any defense based upon any lack of authority of Coil Tubing’s officers or other agents acting or purporting to act on behalf of Coil Tubing or any defect in the formation of Coil Tubing; (c) any defense of Guarantor based upon Swinford’s election of any remedy against Guarantor or Coil Tubing or both, including, without limitation, any right to require Swinford to proceed against Coil Tubing or another person or to proceed against any other security for the Coil Tubing Obligations; (d) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (e) any right of subrogation, any right to enforce any remedy which Swinford may have against Coil Tubing and any right to participate in, or benefit from, any security for the Coil Tubing Obligations now or hereafter held by Swinford; (f) presentment, demand, protest and notice of any kind; (g) the benefit of any statute of limitations affecting the liability of Guarantor hereunder or the enforcement hereof; (h) any right to require Swinford to pursue any other remedy in Swinford’s power; and (i) any right to revoke this Guaranty. Guarantor waives any other circumstance or event, in existence now or in the future, that might otherwise constitute a legal or equitable defense to the enforcement of this Guaranty.

4. Guarantor’s Representations and Warranties. Guarantor represents, warrants and agrees that: (a) Swinford would not have entered into the Purchase Agreement or the Note but for this Guaranty; (b) there are no conditions precedent to the effectiveness of this Guaranty; and (c) this Guaranty shall continue in full force and effect and shall be binding on Guarantor regardless of whether Swinford obtains other collateral or any guaranties from others or takes any other action. Guarantor consents to Coil Tubing’s execution, delivery and performance of the Note.

5. Subordination. Guarantor subordinates all present and future indebtedness owing by Coil Tubing to Guarantor to the Coil Tubing Debt and other obligations under the Note at any time owing by Coil Tubing to Swinford. Guarantor assigns to Swinford all such indebtedness owed by Coil Tubing to Guarantor as security for this Guaranty. Guarantor further agrees not to assign all or any part of such indebtedness prior to the full payment and performance of the Coil Tubing Obligations.

6. Nature of Guarantor’s Liability Under This Guaranty. This is a guaranty of payment and performance and not merely of collection. Guarantor’s obligations under this Guaranty are independent of Coil Tubing’s obligations to Swinford under the Note. Swinford may bring a separate action to enforce the provisions hereof against Guarantor without taking action against Coil Tubing or any collateral or joining Coil Tubing as a party to such action. The obligations of Guarantor under this Guaranty constitute the full recourse obligations of Guarantor and are enforceable against him and her to the full extent of their assets.

7. Event of Default; Swinford’s Remedies.

(a) Event of Default. An “Event of Default” for purposes of this Guaranty means (1) Coil Tubing’s or Guarantor’s failure to pay when due any Coil Tubing Debt, (2) Coil Tubing’s or Guarantor’s failure to perform any other Coil Tubing Obligations when due or in accordance with the terms of such obligations, (3) Guarantor’s failure to perform any of Guarantor’s Obligations when due or in accordance with their terms, or (4) the failure to be true of any representation or warranty of Guarantor that is contained in this Guaranty or any of the documents evidencing the Guarantor’s Obligations, if Guarantor does not remedy in full any such failure described in this sentence within ten days after receipt of written notice from Swinford.

(b) Remedies on an Event of Default. Upon the occurrence of an Event of Default, Swinford shall have the immediate right to file an action at law or equity against Guarantor and/or to take control of all or any part of any collateral, with or without judicial process, and without demand of performance, advertisement or notice to Guarantor, which are expressly waived by Guarantor; provided, however, that if any notice is required by law in connection with the exercise by Swinford of his rights and remedies, Guarantor agrees that ten days' prior written notice is a reasonable time and manner for notice. Furthermore, Swinford may exercise all of the other rights and remedies that are provided to him under this Guaranty.

(c) No Implied Waivers; Cumulative Remedies. No delay or failure of Swinford in exercising any right or remedy under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right or remedy preclude any further exercise thereof or of any other right or remedy. The rights and remedies of Swinford under this Guaranty are cumulative and not exclusive of any rights or remedies which he might otherwise have under applicable law. Any waiver, permit, consent or approval of any kind or character on the part of Swinford of any Event of Default or any such waiver of any provision of this Guaranty must be in writing and shall be effective only to the extent specifically set forth in writing. Guarantor acknowledges and agrees that the exercise by Swinford of his rights under this Section 7 will not operate to release Guarantor from its personal obligation to pay the Coil Tubing Debt until full payment of any deficiency on the Coil Tubing Debt has been made in cash. Furthermore, Guarantor acknowledges and agrees that Swinford is not obligated to exercise any of the rights or remedies provided by this Section 7.

8. Bankruptcy. This Guaranty shall continue in full force and effect in the event of any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding involving Coil Tubing or Guarantor, and this Guaranty shall continue in full force and effect notwithstanding any subsequent change in the ownership or assets of Coil Tubing. In any bankruptcy of Coil Tubing or other proceeding involving Coil Tubing in which the filing of claims is required by law, Guarantor shall file all claims which Guarantor may have against Coil Tubing relating to any indebtedness of Coil Tubing to Guarantor and shall assign to Swinford all rights of Guarantor thereunder. If Guarantor does not file any such claim, Swinford, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in Swinford’s discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of Swinford’s nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. Swinford or his nominee shall have the right, in his reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Swinford the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Swinford all of Guarantor’s rights to any such payments or distributions; provided, however, Guarantor’s obligations hereunder shall not be satisfied except to the extent that Swinford receives cash by reason of any such payment or distribution. If all or any portion of the Coil Tubing Debt and other obligations guaranteed hereunder is paid or performed, the obligations of Guarantor hereunder shall continue and shall remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from Swinford as a preference, fraudulent transfer or otherwise under the Bankruptcy Code or other similar laws.

9. Successors and Assigns; Subsequent Subsidiaries. This Guaranty shall be binding upon, and shall inure to the benefit of, the respective successors and assigns of Guarantor and Swinford, provided that the foregoing provision shall not be construed as permitting Guarantor to assign its obligations hereunder. Promptly after the formation or acquisition by Holdings, or if applicable, any other wholly-owned subsidiary of Coil Tubing Technology, Inc., a Nevada corporation, of any Subsidiary not already a party hereto, such Subsidiary shall provide a guaranty to Swinford in the form of this Guaranty, or agree to become a party and guarantor hereunder, unless such requirement is waived by Swinford in writing. For the purposes of this Section 9, “Subsidiary” means with respect to the applicable entity, (i) any corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by such applicable entity or by one or more of its subsidiaries, or by such applicable entity and one or more of its subsidiaries, (ii) any general partnership, joint venture, limited liability company, statutory trust, or other entity, at least a majority of the outstanding partnership, membership, or other similar equity interests of which shall at the time be owned by such applicable entity, or by one or more of its subsidiaries, or by such applicable entity and one or more of its subsidiaries, and (iii) any limited partnership of which such applicable entity or any of its subsidiaries is a general partner. For the purposes of this definition, “voting stock” means shares, interests, participations, or other equivalents in the equity interest (however designated) in such applicable entity having ordinary voting power for the election of a majority of the directors (or the equivalent) of such applicable entity, other than shares, interests, participations, or other equivalents having such power only by reason of the occurrence of a contingency.

10. Attorneys’ Fees. If any attorney is engaged by Swinford to enforce or defend any provision of this Guaranty, with or without the filing of any legal action or proceeding, Guarantor shall pay to Swinford, within ten days after demand therefor, all reasonable attorneys’ fees and costs incurred by Swinford in connection therewith (including, without limitation, in any appellate or post-judgment proceedings), together with interest thereon from the date of such demand until paid at the rate of ten percent per annum (or, if lower, at the maximum rate allowed by applicable law).

11. Rules of Construction. The term “person” as used herein shall include any individual, corporation, trust or other legal entity of any kind whatsoever. When the context and construction so require, all words used in the words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders. All headings appearing in this Guaranty are for convenience only and shall be disregarded in construing this Guaranty. This Guaranty is the result of arms-length negotiations between Guarantor and Swinford and their respective attorneys. Accordingly, neither Guarantor nor Swinford shall be deemed to be the author of this Guaranty, and this Guaranty shall not be construed against either party.

12. Notices. All notices required or permitted by this Guaranty to be delivered to Guarantor or Swinford shall be delivered in writing, by personal delivery, by overnight courier, by facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, to the address for such party set forth on the signature page of this Guaranty. Any such notice shall be deemed given as follows: (a) if personally delivered, when served; (b) if sent by overnight courier, on the first business day after delivery to the courier; (c) if sent by facsimile, on the date of transmission if delivered on a business day (or, if not delivered on a business day, on the next business day after transmission); or (d) if sent by registered or certified mail, on the third day after deposit in the mail.

13. General Provisions. If any provision of this Guaranty shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from this Guaranty and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been part of this Guaranty. This Guaranty constitutes the only agreement between Guarantor and Swinford with respect to the subject matter hereof and supersedes all previous agreements with respect thereto. This Guaranty may be amended or terminated only by an agreement in writing executed by Guarantor and Swinford. This Guaranty may be executed in two counterparts, which together shall constitute but one and the same instrument. This Guaranty may be executed by facsimile transmission or by e-mail transmission in PDF format.

14. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the internal laws of the State of Texas without giving effect to such state’s conflict-of-law principles.

15. Waiver of Jury Trial. Guarantor and Swinford each hereby irrevocably waives all rights that it may have under applicable law to a trial by jury of any issue or claim arising under this Guaranty in any action to enforce or interpret this Guaranty.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date appearing on the first page of this Guaranty.

Coil Tubing Technology Holdings, Inc.

(A Nevada corporation)

By: /s/ Jerry L. Swinford

Its: President

Printed Name: Jerry L. Swinford

Total Downhole Solutions, Inc.

(a Texas corporation)

By: /s/ Jerry L. Swinford

Its: President

Printed Name: Jerry L. Swinford

Coil Tubing Technology, Inc.

(a Texas corporation)

By: /s/ Jason L. Swinford

Its: Chief Executive Officer

Printed Name: Jason L. Swinford

Address for all entities above:

Attn: Jason Swinford

22305 Gosling Road

Spring, Texas 77389

Phone: (281) 651-0200

Fax: (281) 288-0400

Coil Tubing Technology Canada Inc.

(an Alberta Canada corporation)

By: /s/ Jason L. Swinford

Its: Chief Executive Officer

Printed Name: Jason L. Swinford

Address:

Attn: Jason Swinford

22305 Gosling Road

Spring, Texas 77389

Phone: (281) 651-0200

Fax: (281) 288-0400

Excel Inspection, LLC

(a Texas limited liability company)

By: /s/ Jason L. Swinford

Its: Managing Partner

Printed Name: Jason L. Swinford

Address: Attn: Jason Swinford 22305 Gosling Road Spring, Texas 77389 Phone: (281) 651-0200 Fax: (281) 288-0400
AGREED TO AND ACCEPTED: /s/ Jerry L. Swinford Jerry L. Swinford Address: 22305 Gosling Road Spring, Texas 77389 Phone: (281) 651-0200 Fax: (281) 288-0400

EXHIBIT F

INTELLECTUAL PROPERTY ASSIGNMENT

This Intellectual Property Assignment (the “Assignment” or “Agreement”) is entered on March 25, 2015 to be effective as of December 1, 2014, by and between Jerry L. Swinford, an individual residing in the State of Texas (“Assignor”) and Coil Tubing Technology, Inc., a Nevada corporation (“Assignee”). Assignor and Assignee may be referred to herein individually as a “Party” and jointly as the “Parties.”

WHEREAS, Assignor is the named inventor and owner of all rights, title, and interest in and to the intellectual property listed in Exhibit A, attached hereto and incorporated herein as if fully reproduced (the “Transferred Assets”); and

WHEREAS, Assignor desires to assign and transfer to Assignee, and Assignee desires to obtain from Assignor an assignment and transfer of, the Transferred Assets pursuant to this Assignment.

NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged as received, and in consideration of the foregoing and the covenants and promises contained herein, the Parties agree as follows:

1. Assignment of Transferred Assets. Assignor hereby unconditionally and irrevocably sells, assigns, transfers, conveys, and delivers to Assignee, its successors and assigns, all his right, title, and interest in, to, and under the Transferred Assets, said Transferred Assets set forth herein in Exhibit A, and any reissues, reexaminations, renewals, continuations, continuations-in-part, divisions, substitute applications thereof, and the like, and any extensions thereof, and all patents worldwide that may be granted thereon, together with the right to file such applications and the right to claim for the same the priority rights derived from such patent application under the laws of the United States and its territorial possessions, the International Convention for the Protection of Industrial Property, or any other international agreement or the domestic laws of the country in which any such application is filed, as may be applicable, to be held and enjoyed by Assignee for its own use and enjoyment, and for the use and enjoyment of its successors and assigns, to the end of the term or terms for which such patents may be granted or reissued, as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made.

2. Cooperation with Assignee. Assignor agrees to cooperate with Assignee to provide the necessary executed assignments and other documents as required to perfect the assignment set forth in Section 1. Assignor further covenants that Assignee will, upon its request, be provided promptly with all pertinent facts and documents relating to said inventions and said Letters Patent and legal equivalents as may be known and accessible to Assignor and will testify as to the same in any interference, litigation, or proceeding related thereto and will promptly execute and deliver to Assignee or its legal representatives any and all papers, instruments or affidavits required to apply for, obtain, maintain, issue and enforce said application, said inventions and said Letters Patent and said equivalents thereof which may be necessary or desirable to carry out the purposes thereof.

3. Issuance of Future Patents. Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States, and any officer of any country or countries foreign to the United States, whose duty it is to issue patents or other evidence or forms of intellectual property protection to issue respective Letters of Patent to Assignee, and the entire right, title, and interest in and to the same, for its sole use and benefit; and for the use and benefit of its successors and assigns, to the full end of the term(s) for which said Patent(s) may be granted, as fully and entirely as the same would have been held by me had this assignment not been made.

4. No Prior Encumbrance. Assignor hereby covenants that no assignment, sale, agreement, or encumbrance has been or will be made or entered into which would conflict with the terms of this Assignment.

5. Right to Sue for Past Infringement. Assignor hereby expressly grants to Assignee all of Assignor’s rights to bring any necessary action, including, but not limited to lawsuits, against any past, present, or future third party infringers, potential or actual, of any Transferred Asset as if the Assignor himself were bringing such action. Assignee shall have the right to any and all recoveries from any such actions and Assignor hereby waives any recovery obtained by Assignee.

6. Indemnification. ASSIGNEE HEREBY AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS THE ASSIGNOR FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LOSSES, EXPENSES (INCLUDING, BUT NOT LIMITED TO, ATTORNEYS’ FEES AND COURT COSTS), AND CAUSES OF ACTION OF EVERY KIND AND CHARACTER, WITHOUT LIMITS AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF OR NEGLIGENCE OF ANY PARTY, INCLUDING, BUT NOT LIMITED TO, THE SOLE, ACTIVE, PASSIVE, JOINT, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY (OF WHATEVER CHARACTER) OF ASSIGNOR, ARISING OUT OF OR IN CONNECTION WITH, DIRECTLY OR INDIRECTLY, THIS ASSIGNMENT AND THE TRANSFERRED ASSETS. ASSIGNEE’S INDEMNITY UNDER THIS PARAGRAPH SHALL BE WITHOUT REGARD TO AND WITHOUT ANY RIGHT TO CONTRIBUTION FROM ANY INSURANCE MAINTAINED BY ASSIGNOR.

7. Prior Agreements; Waiver. No modification of this Assignment shall be of any force or effect unless in writing and signed by an authorized signatory of both Parties. This Assignment constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes those provisions of all prior and contemporaneous agreements, representations and understandings of the parties pertaining to the same subject matter. No waiver of any of the provisions of this Assignment shall be deemed to, or shall constitute a waiver of, any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

8. Captions and Headings. Captions and headings used herein are inserted only for convenience of reference only and shall not operate to modify, interpret, alter, limit or define any provision hereof.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, Assignor hereby assigns the Transferred Assets to the Assignee and the Assignee hereby accepts said assignment and has hereunto set hand and seal on the following dates.

ASSIGNOR:	ASSIGNEE:

COIL TUBING TECHNOLOGY, INC.

By: /s/ Jerry L. Swinford	By: /s/ Jason L. Swinford
Jerry L. Swinford, Inventor	Jason L. Swinford, CEO

Date: March 25, 2015	Date: March 25, 2015

NOTARIZATIONS

STATE OF TEXAS	§
COUNTY OF HARRIS	§

Before me this 25th day of March 2015, personally appeared Jerry L. Swinford, to me known to be the person who is described in and who executed the foregoing assignment instrument and acknowledge to me that he executed the same of his own free will for the purpose therein expressed.

/s/ Signed by Notary
Notary Public in and for the State of Texas

STATE OF TEXAS	§
COUNTY OF HARRIS	§

This instrument was acknowledged before me on the 25th day of March 2015, by Jason L. Swinford, Chief Executive Officer of Coil Tubing Technology, Inc., a Nevada Corporation, who acknowledged to me that he has the authority to sign this document on behalf of said corporation.

/s/ Signed by Notary
Notary Public in and for the State of Texas

EXHIBIT A

TRANSFERRED ASSETS

COUNTRY	PATENT OR APPLICATION NO.	FILING DATE	REMAINING TERM	REGISTRATION DATE	PRIORITY DATE, IF ANY	TOOL	NOTES	LISTED OWNER
US	5,584,342	6/6/1995	2.04	12/17/1996		Subterranean Rotation- Inducing Device and Method	All maintenance done - will expire on 6/6/2015	Coil Tubing Technology, Inc.
US	7,686.102	3/29/2007	15.33	3/30/2010	3/31/2006	Jet Motor for Providing Rotation in a Downhole Tool	Next maintenance window opens 3/30/2017.	Coil Tubing Technology, Inc.
US	8,151.908	12/4/2009- Continuation	17.36	4/10/2012	3/31/2006	Jet Motor for Providing Rotation in a Downhole Tool	Next maintenance window opens 4/10/2015.	Jerry L. Swinford -will file assignment to Coil Tubing Technology, Inc.
Canada	2,646.326	9/23/2008 (national entry date)	18.18	2/5/2013	3/31/2006	Jet Motor and Method for Providing Rotation in a Downhole Tool	Next annuity due by 3/30/2015	Coil Tubing Technology, Inc.
Canada	2,797,565	3/29/2007 -Divisional app.	12.32	3/29/2007	3/31/2006	Jet Motor and Method for Providing Rotation in a Downhole Tool	Notice of Allowance has issued Next annuity due by 3/29/2015	Coil Tubing Technology, Inc.
Singapore	146,369	9/26/2008	15.45	5/14/2010	3/31/2006	Jet Motor and Method for Providing Rotation in a Downhole Tool	Next annuity due by 3/29/2015	Coil Tubing Technology, Inc.
US	7,946,348	8/31/2007	16.48	5/24/2011		Rotation Tool	First maintenance window opens 5/24/2014	Coil Tubing Technology, Inc.
Canada	2,734,285	2/15/2011 (national entry date)	18.51	6/5/2013	8/31/2007	Rotation Tool	Next annuity due by 7/16/2014	Coil Tubing Technology, Inc.
Indonesia	W00201001371	4/28/2010	17.41	4/30/2012	8/31/2007	Rotation Tool	Is still being examined	Jerry L. Swinford -will file assignment to Coil Tubing Technology, Inc.
US	12/480.680	6/8/2009	16.58	6/30/2011	6/6/2008	Jet Hammer	Awaiting appeal decision -	Coil Tubing Technology. Inc.
US	8,151.910	5/7/2009	17.36	4/10/2012	5/7/2008	Drilling Jar	First maintenance window opens 4/10/2015	Coil Tubing Technology, Inc.
US	5,584.342	6/6/1995	2.04	12/17/1996		Subterranean Rotation- Inducing Device and Method	All maintenance done - will expire on 6/6/2015	Coil Tubing Technology. Inc.

Canada	2,723,420	11/2/2010 (national entry date)	19.16	1/28/2014	5/7/2008	Drilling Jar	Next annuity due by 5/7/2014	Coil Tubing Technology. Inc.
Indonesia	ID P0029982	11/26/2010 (national entry date)	17.13	1/16/2012	5/7/2008	Drilling Jar	Next annuity due by 1/16/2015	Jerry L. Swinford -will file assignment to Coil Tubing Technology, Inc.
US	13/046.662	3/11/2011	18.33	3/31/2013	3/11/2010	Method and Apparatus for Washing Downhole Tubulars and Equipment	Undergoing examination	Coil Tubing Technology, Inc.
Norway	20,120,910	8/15/2012	19.75	8/31/2014	3/11/2010	Method and Apparatus for Washing Downhole Tubulars and Equipment	Based on PCT/US11/28241 Undergoing examination Next annuity due 3/31/2015	Jerry L. Swinford -will file assignment to Coil Tubing Technology, Inc.
UK/Scotland	1216072.7	9/10/2012	19.83	9/30/2014	3/11/2010	Method and Apparatus for Washing Downhole Tubulars and Equipment	Based on PCT/US11/28241 Undergoing examination Next annuity due 3/31/2015	Jerry L. Swinford -will file assignment to Coil Tubing Technology. Inc.
US	13'434.812	3/29/2012	19.33	3/31/2014	3/29/2011	Downhole Oscillator	Waiting for examination	Jerry L. Swinford -will file assignment to Coil Tubing Technology, Inc.
US	5,584,342	6/6/1995	2.04	12/17/1996		Subterranean Rotation-Inducing Device and Method	All maintenance done - will expire on 6/6/2015	Coil Tubing Technology, Inc.
Canada	2,837,938	9/12/2013	20.83	9/30/2015	3/29/2011	Downhole Oscillator	Need to request examination but am waiting to see what happens in U.S. application as we can have this application mirror a U.S. allowed application which cuts down on prosecution fees. Next annuity due 3/30/2015	Coil Tubing Technology, Inc.
US	61(932,629	1/28/2014	21.17	1/31/2016		Downhole Tool (Ampli-Max)	Need to prepare and file full-blown non-provisional patent application	Jerry L. Swinford